UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia N/A	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common shares without par value	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for 1/30th common share, at an exercise price of $345.00 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.	☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.	☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.	☐

Securities Act registration statement file number to which this form relates: 333-241707 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 amends the information set forth in Item 1 of the Registration Statement on Form 8-A (File No. 001-39820) filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2020 by Clever Leaves Holdings Inc. (the “Company”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement is hereby amended by adding the following text:

Pursuant to a reverse share split of the Common Shares effective as of 5:00 p.m. Eastern Time on August 24, 2023 (the “Effective Time”), every 30 outstanding Common Shares immediately prior to the Effective Time were consolidated into one outstanding Common Share. Fractional interests of 0.5 or greater were rounded up to the nearest whole number of shares and fractional interests of less than 0.5 were rounded down to the nearest whole number of shares, in accordance with the Business Corporations Act (British Columbia).

At the Effective Time, the exercise price of the Company’s Warrants and the number of Common Shares issuable upon exercise thereof were adjusted to reflect the reverse share split pursuant to the terms of the Warrant Agreement, dated as December 10, 2018, as amended. Pursuant to the adjustment, each outstanding Warrant entitles the holder thereof to purchase 1/30th of a Common Share at an exercise price of $345 per Common Share.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed herewith or incorporated by reference, because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Clever Leaves Holdings Inc.

	By:	/s/ Marta Pinto Leite
Name: Marta Pinto Leite
Date: August 25, 2023		Title: General Counsel and Corporate Secretary